SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 2, 2006
WESCO INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14989	25-1723345

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

225 West Station Square Drive, Suite 700
Pittsburgh, Pennsylvania	15219

(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (412) 454-2200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 2.01 Completion of Acquisition or Disposition of Assets
Item 9.01. Financial Statements and Exhibits
EX-2.1
EX-4.1
EX-4.2
EX-23.1
EX-99.1

Item 1.01. Entry into a Material Definitive Agreement.
1.75% Convertible Senior Debentures due 2026
     On October 26, 2006, WESCO International, Inc. (the “Company”) and WESCO Distribution, Inc. (“WESCO Distribution”) entered into a previously announced Purchase Agreement (the “Purchase Agreement”) with Lehman Brothers Inc., as representatives of the initial purchasers named therein (the “Initial Purchasers”), relating to the issuance and sale by the Company to the Initial Purchasers of $250 million in aggregate principal amount of 1.75% Convertible Senior Debentures due 2026 (the “Debentures”) and an unconditional guarantee of the Debentures on an unsecured senior subordinated basis by WESCO Distribution (the “Guarantee”). The offering and sale of the Debentures and the Guarantee to the Initial Purchasers pursuant to the Purchase Agreement was completed on November 2, 2006. The Initial Purchasers exercised their option to purchase an additional $50 million in aggregate principal amount of Debentures, and the additional Debentures also were sold to the Initial Purchasers on November 2, 2006.
     The Debentures and the Guarantee issued on November 2, 2006 were issued pursuant to an Indenture, dated November 2, 2006 (the “Indenture”), by and among the Company, WESCO Distribution and The Bank of New York, as trustee (the “Trustee”), in a transaction exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”). The Debentures and the Guarantee were sold only to qualified institutional buyers in reliance on Rule 144A under the Securities Act.
     The Debentures bear interest at a rate of 1.75% per year. Beginning with the six-month period commencing November 15, 2011, the Company will also pay contingent interest during any six-month interest period in which the trading price of the Debentures, measured over a specified number of trading days preceding the applicable six-month interest period, is 120% or more of the principal amount of the Debentures. Interest on the Debentures is payable on November 15 and May 15 of each year, beginning on May 15, 2007. The Debentures will mature on November 15, 2026.
     The Debentures are convertible into cash and, in certain circumstances, shares of the Company’s common stock, $.01 par value (the “Conversion Shares”), at any time on or after November 15, 2024, or prior to November 15, 2024 in certain circumstances. The Debentures will be convertible based on an initial conversion rate of 11.3437 shares of common stock per $1,000 principal amount of the debentures (equivalent to an initial conversion price of approximately $88.15 per share). The conversion rate and the conversion price may be adjusted in certain circumstances.
     At any time on or after November 15, 2011, the Company may redeem all or a part of the Debentures at a redemption price equal to 100% of the principal amount of the Debentures plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the redemption date. Holders of Debentures may require the Company to repurchase all or a portion of their Debentures on November 15, 2011, November 15, 2016 and November 15, 2021 at a cash repurchase price equal to 100% of the principal amount of the debentures, plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the repurchase date.
     If the Company undergoes certain fundamental changes prior to maturity, holders of Debentures will have the right, at their option, to require the Company to repurchase for cash some or all of their Debentures at a repurchase price equal to 100% of the principal amount of the Debentures being repurchased, plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the repurchase date. The Indenture limits the ability of the Company to consolidate or merge or to sell, convey, transfer or lease all or substantially all of its assets.
     If an event of default on the Debentures occurs, the principal amount of the Debentures, plus premium, if any, and accrued and unpaid interest (including contingent interest and additional interest, if any) may be declared immediately due and payable, subject to certain conditions set forth in the Indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving the Company. The Indenture provides that events of default include (i) failure to make the payment of any interest on the Debentures when due and payable, with the failure continuing for a period of 30 days; (ii) failure to make the payment of any principal on any of the Debentures when due and payable; (iii) failure to comply with covenants or agreements in the Debentures, the Indenture or related documents; (iv) a default by the Company or any of its significant subsidiaries under other debt obligations that results in acceleration of the maturity of that debt, or failure to pay any such debt at maturity, in an amount greater than $35 million; (v) certain events involving bankruptcy, insolvency or reorganization of the Company or any of its significant subsidiaries; and (vi) any judgment or judgments for the payment of money in an aggregate amount in excess of $35 million that is rendered against the Company or any of its significant subsidiaries and that is not waived, satisfied or discharged for any period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after notice.
     The Company, WESCO Distribution and the Initial Purchasers entered into a Registration Rights Agreement, dated November 2, 2006 (the “Registration Rights Agreement”), with respect to the Debentures and the Guarantee. Pursuant to the Registration Rights Agreement, the Company and WESCO Distribution agreed to file a shelf registration statement within 150 days after the issue date of the Debentures to register the Debentures, the Guarantee and the Conversion Shares for resale under the Securities Act. The Company and WESCO Distribution will use their reasonable best efforts to cause the registration statement to become effective within 210 days after the issue date of the Debentures.
     The foregoing is a summary of the material terms and conditions of the Indenture and the Registration Rights Agreement and is not a complete discussion of those documents. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Indenture and the Registration Rights Agreement, which are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report and are incorporated herein by reference. A form of Debenture also is filed as Exhibit 4.3 to this Current Report and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.
     On November 3, 2006, the Company announced the completion of its acquisition of Communications Supply. On that day, a wholly-owned subsidiary of WESCO Distribution merged with and into Communications Supply, which became a wholly-owned subsidiary of WESCO Distribution. The Company paid at closing a cash merger price of approximately $525 million, of which $17 million is held in escrow following closing to address working capital adjustments and potential indemnification claims of WESCO Distribution. Up to $12 million of the amount held in escrow may be released at any time on or after June 30, 2007 under certain circumstances, with any remaining amount held in escrow being eligible for release after January 31, 2008. To fund the merger price paid at closing, WESCO Distribution borrowed approximately $105 million under its accounts receivable securitization facility and approximately $102 million under the Revolving Credit Facility and used approximately $292 million of net proceeds from the offering of Debentures and approximately $26 million of other available cash. The acquisition was completed pursuant to the terms and conditions of the Agreement and Plan of Merger, dated October 2, 2006 (the “Merger Agreement”), by and among WESCO Distribution, WESCO Voltage, Inc., a Delaware corporation, Communications Supply and Harvest Partners, LLC, as Stockholders’ Representative. The Merger Agreement is filed as Exhibit 2.1 to this Current Report and is incorporated herein by reference.
     On November 3, 2006, the Company issued a press release regarding the completion of the acquisition of Communications Supply. A copy of that press release is filed as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits
     (a) Financial statements of business acquired
     The following historical financial information of Communications Supply is attached to this Current Report and is incorporated by reference in this Item 9.01.

Report of Independent Auditors	F-1
Consolidated Balance Sheet as of December 30, 2005 and December 31, 2004	F-2
Consolidated Statement of Operations of Communications Supply Holdings, Inc. for the year ended December 30, 2005 and the period from inception (May 4, 2004) through December 31, 2004 and of the Predecessor for the period from December 27, 2003 through May 3, 2004
F-3
Consolidated Statement of Stockholders’ Equity of Communications Supply Holdings, Inc. for the year ended December 30, 2005 and the period from inception (May 4, 2004) through December 31, 2004 and of the Predecessor for the period from December 27, 2003 through May 3, 2004
F-4
Consolidated Statement of Cash Flows of Communications Supply Holdings, Inc. for the year ended December 30, 2005 and the period from December 27, 2003 through May 3, 2004	F-5
Notes to Consolidated Financial Statements	F-6
Condensed Consolidated Balance Sheet as of June 30, 2006 (unaudited) and December 30, 2005	F-20
Condensed Consolidated Statements of Operations and Other Comprehensive Income for the six-month periods ended June 30, 2006 and July 1, 2005 (unaudited)	F-21
Condensed Consolidated Statements of Cash Flows for the six-month periods ended June 30, 2006 and July 1, 2005 (unaudited)	F-22
Notes to Condensed Consolidated Financial Statements (unaudited)	F-23
     (b) Pro forma financial information
     The following pro forma financial information is attached to this Current Report and is incorporated by reference in this Item 9.01.

Unaudited Pro Forma Condensed Combined Financial Information	P-1
Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2006	P-2
Unaudited Pro Forma Condensed Combined Statement of Income for the six months ended June 30, 2006	P-3
Unaudited Pro Forma Condensed Combined Statement of Income for the year ended December 31, 2005	P-4
Notes to Unaudited Pro Forma Condensed Combined Financial Information.	P-5

Report of Independent Auditors
The Board of Directors
Communications Supply Holdings, Inc.
     We have audited the accompanying consolidated balance sheets of Communications Supply Holdings, Inc. & Subsidiary as of December 30, 2005 and December 31, 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 30, 2005 and the period from inception (May 4, 2004) through December 31, 2004, and of the Predecessor for the period from December 27, 2003 through May 3, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Communications Supply Holdings, Inc. as of December 30, 2005 and December 31, 2004, and the consolidated results of its operations and its cash flows for the year ended December 30, 2005 and for the period from inception (May 4, 2004) through December 31, 2004 for the Company, and for the period from December 27, 2003 through May 3, 2004 for the Predecessor, in conformity with accounting principles generally accepted in the United States.
/s/ Ernst & Young LLP
March 10, 2006

COMMUNICATIONS SUPPLY HOLDINGS, INC. & SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	December 30,	December 31,
	2005	2004
	(Dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$3,963	$2,219
Accounts receivable, net of allowance of $1,746 in 2005 and $1,979 in 2004	72,335	70,136
Inventory	59,667	46,834
Deferred income taxes	5,034	6,065
Prepaid expenses and other assets	9,302	8,271

Total current assets	150,301	133,525
Property and equipment, net	5,187	4,501
Intangible assets, net	37,540	—
Goodwill	95,249	119,945
Deferred financing costs, net of accumulated amortization of $761 in 2005 and $303 in 2004	2,515	2,956
Other assets	376	764

	$291,168	$261,691

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$31,885	$29,713
Accrued expenses	15,712	12,457
Current portion of long-term debt	1,494	2,906

Total current liabilities	49,091	45,076
Deferred income taxes	19,854	3,571
Long-term debt, less current portion	77,841	76,186
Senior subordinated notes	41,077	40,264
Stockholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, 804,459 and 801,288 shares issued and outstanding in 2005 and 2004, respectively	8	8
Common stock, $0.01 par value, 15,000,000 shares authorized, 9,012,500 and 9,000,990 shares issued and outstanding in 2005 and 2004, respectively	90	90
Additional paid-in capital	90,787	90,435
Notes receivable from stockholders	(518)	(525)
Accumulated other comprehensive loss	117	(217)
Retained earnings	12,821	6,803

	103,305	96,594

	$291,168	$261,691
See accompanying notes.

COMMUNICATIONS SUPPLY HOLDINGS, INC. & SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor		Predecessor
		Period from	Period from
	Year Ended	May 4, 2004	December 27, 2003
	December 30,	through December 31,	through May 3,
	2005	2004	2004
	(Dollars in thousands)
Net sales	$430,671	$272,431	$119,878
Cost of sales	326,526	205,475	90,604

Gross profit	104,145	66,956	29,274
Selling, general and administrative expenses	72,184	45,793	21,274
Depreciation and amortization	9,007	1,587	692
Merger transaction expenses	—	—	7,186

Income from operations	22,954	19,576	122
Interest expense, net	12,254	7,773	4,944

Income (loss) before provision for income taxes	10,700	11,803	(4,822)
Provision for (benefit from) income taxes	4,682	5,000	(1,679)

Net income (loss)	$6,018	$6,803	(3,143)

See accompanying notes.

COMMUNICATIONS SUPPLY HOLDINGS, INC. & SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Successor				Predecessor					Notes		Accumulated
	8% Redeemable				8% Redeemable				Additional	Receivable		Other	Total
	Preferred Stock		Common Stock		Preferred Stock		Common Stock		Paid-In	from	Retained	Comprehensive	Stockholders
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Stockholders	Earnings	Income (Loss)	Equity
	(Dollars in thousands)
Balance December 27, 2003	—	$—	—	$—	20,000	$3,120	15,808,427	$36,409	$—	$(529)	$36,823	$—	$75,823
Preferred Dividends	—	—	—	—	—	53	—	—	—	—	(53)	—	—
Repayment of notes receivable	—	—	—	—	—	—	—	—	—	2	—	—	2
Compensation recognized on stock options	—	—	—	—	—	—	—	463	—	—	—	—	463
Net loss	—	—	—	—	—	—	—	—	—	—	(3,143)	—	(3,143)

Balance May 3, 2004	—	—	—	—	20,000	3,173	15,808,427	36,872	—	(527)	33,627	—	73,145
Merger transaction	801,063	8	8,998,490	90	(20,000)	(3,173)	(15,808,427)	(36,872)	89,007	27	(33,627)	—	15,460
Issuance of warrants in connection with senior subordinated notes	—	—	—	—	—	—	—	—	1,403	—	—	—	1,403
Issuance of preferred and common stock	225	—	2,500	—	—	—	—	—	25	(25)	—	—	—
Comprehensive income (loss):
Change in fair market value of derivatives, net of tax of $(139)	—	—	—	—	—	—	—	—	—	—	—	(217)	(217)
Net income	—	—	—	—	—	—	—	—	—	—	6,803	—	6,803

Total comprehensive income	—	—	—	—	—	—	—	—	—	—	6,803	(217)	6,586

Balance December 31, 2004	801,288	8	9,000,990	90	—	—	—	—	90,435	(525)	6,803	(217)	96,594
Issuance of preferred and common stock	3,441	—	14,540	—	—	—	—	—	382	—	—	—	382
Purchase and retirement of treasury stock	(270)	—	(3,030)	—	—	—	—	—	(30)	—	—	—	(30)
Repayment of notes receivable	—	—	—	—	—	—	—	—	—	7	—	—	7
Comprehensive income (loss):
Change in fair market value of derivatives, net of tax of $215	—	—	—	—	—	—	—	—	—	—	—	334	334
Net income	—	—	—	—	—	—	—	—	—	—	6,018	—	6,018

Total comprehensive income	—	—	—	—	—	—	—	—	—	—	6,018	334	6,352

Balance December 30, 2005	804,459	$8	9,012,500	$90	—	$—	—	$—	$90,787	$(518)	$12,821	$117	$103,305

See accompanying notes.

COMMUNICATIONS SUPPLY HOLDINGS, INC. & SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor		Predecessor
		Period from
		May 4, 2004	Period from
	Year Ended	through	December 27,
	December 30,	December 31,	2003 through
	2005	2004	May 3, 2004
	(Dollars in thousands)
Operating activities
Net income (loss)	$6,018	$6,803	$(3,143)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	9,007	1,587	692
Deferred income taxes	(949)	2,588	(1,645)
Amortization of deferred financing costs	457	303	1,537
Loss on sale of assets	54	—	—
Compensation expense recognized on stock options	—	—	463
Noncash interest accreted to subordinated notes	813	667	1,689
Changes in operating assets and liabilities:
Accounts receivable	(2,199)	(8,361)	(2,290)
Inventory	(12,833)	2,977	(6,008)
Prepaid expenses and other assets	(664)	(5,024)	2,861
Accounts payable	2,172	550	6,208
Accrued expenses	3,611	(2,435)	2,302

Net cash provided by (used in) operating activities	5,487	(345)	2,666
Investing activities
Additions to property and equipment	(1,447)	(1,203)	(837)
Proceeds from sale of assets	8	—	—
Acquisition, net of cash acquired	(2,890)	(197,092)	—

Net cash used in investing activities	(4,329)	(198,295)	(837)
Financing activities
Repayments of stockholders’ notes receivable	7	2	2
Proceeds from issuance of common stock	38	8,490	—
Repurchase and retirement of treasury stock	(30)	—	—
Proceeds from issuance of preferred stock	344	75,533	—
Proceeds from issuance of long-term debt	—	85,050	—
Proceeds from issuance of senior subordinated notes	—	41,000	—
Payment of deferred financing costs	(16)	(3,259)	—
Revolving credit facility borrowings (repayments)	3,149	(4,020)	8,700
Term loan repayments	(2,906)	(1,937)	(11,077)

Net cash provided by (used in) financing activities	586	200,859	(2,375)

Net increase (decrease) in cash	1,744	2,219	(546)
Cash at beginning of period	2,219	—	3,279

Cash at end of period	$3,963	2,219	$2,733

Supplemental cash flow information
Interest paid	$10,063	$5,892	$2,449

Income taxes paid	$4,831	$169	$1,473

See accompanying notes.

COMMUNICATIONS SUPPLY HOLDINGS, INC. & SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. DEVELOPMENT AND DESCRIPTION OF BUSINESS
     Communications Supply Holdings, Inc. (“Holdings”) was incorporated in Delaware in 2004 for the purpose of acquiring and holding ownership of Communications Supply Corporation (“CSC”). Effective May 4, 2004, CSC became a wholly owned subsidiary of Holdings via a Merger Transaction, which is described in Note 3. Holdings, on a consolidated basis with CSC, is referred to herein as the “Company.”
     CSC was incorporated in Connecticut in 1977 and is a leading national distributor of wire, cable, network infrastructure, and low voltage specialty system products for data, voice, and security network communication applications. CSC sells its products through its 28 distribution centers and sales offices located throughout the continental United States.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
     The consolidated financial statements of the Company include the accounts of Holdings and its wholly owned operating subsidiary, CSC. All significant intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made in the prior years’ financial statements to conform to the current year presentation.
     The Company traditionally operates on a 52- to 53-week fiscal year ending on the last Friday in December.
     The Company’s results of operations for the period prior to its May 4, 2004 Merger Transaction (see Note 3) are presented as the results of operations of the Predecessor. The Company’s results of operations, including the Merger Transaction and thereafter, are presented as the results of the Successor and include the period of May 4, 2004 through December 31, 2004, and the 52 weeks ended December 30, 2005.
Use of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
Fair Value of Financial Instruments
     The Company’s financial instruments include cash and cash equivalents, trade accounts receivable, accounts payable, preferred stock, and debt obligations. The carrying values of these financial instruments approximate their estimated fair values.
Concentrations of Credit Risk
     Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of accounts receivable. Credit risk on accounts receivable is minimized as a result of the large and diverse nature of the Company’s customer base. No single customer represents greater than 5% of total accounts receivable. The Company maintains an allowance for losses based on the expected collectibility of accounts receivable determined by past collection history and specific risks identified among uncollected accounts. Credit losses have historically been within management’s expectations. The Company does not generally require collateral related to its accounts receivable but does have enforceable lien rights in certain circumstances.

COMMUNICATIONS SUPPLY HOLDINGS, INC. & SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Receivables and Allowance for Doubtful Accounts
     The Company carries its accounts receivable at their face value, less applicable allowance for doubtful accounts. Regularly, the Company evaluates its accounts receivable and the allowance for doubtful accounts based upon a combination of customer specific conditions as well as the length of time the receivables are past due, historical experience, and existing economic conditions. In accordance with this policy, the allowance for doubtful accounts was $1.7 million and $2.0 million as of December 30, 2005 and December 31, 2004, respectively.
Inventory
     Inventory consists primarily of finished goods and is stated at the lower of cost or market. Cost is determined by the average-cost method, and market is determined on the basis of estimated realizable values. Inventory reserves are recorded for obsolete or slow-moving inventory based on assumptions about future demand and marketability of products, inventory turns, and specific identification of items, such as product discontinuance.
Property and Equipment
     Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using straight-line and accelerated methods over the estimated useful lives of the respective assets, or in the case of leasehold improvements, over the shorter of the estimated useful life or the life of the lease, as follows:

Machinery and computer equipment	3 to 7 years
Furniture and fixtures	3 to 7 years
Leasehold improvements	1 to 10 years
     Upon sale or retirement, the cost and related depreciation are removed from the respective accounts. Gains or losses resulting from dispositions are included in income or expenses. Betterments and renewals, which improve and extend the life of an asset, are capitalized; maintenance and repair costs are expensed.
Long-Lived Assets
     In accordance with Statement of Financial Accounting Standards No. 144 (SFAS No. 144), Accounting for the Impairment or Disposal of Long-lived Assets, a long-lived asset (including amortizable identifiable intangibles) or asset group is tested for recoverability whenever events or changes in circumstances indicate that its carrying value may not be recoverable. When such events occur, a comparison is made between the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group to the carrying amount of a long-lived asset or asset group. If this comparison indicates that there is an impairment, the amount of the impairment is typically calculated using discounted expected future cash flows. The discount rate applied to these cash flows is based on a weighted-average cost of capital, risk adjusted where appropriate, which represents the blended after-tax costs of debt and equity.
Goodwill and Other Intangibles
     Statement of Financial Accounting Standards No. 142 (SFAS No. 142), Goodwill and Other Intangible Assets, requires goodwill to be tested for impairment on an annual basis or more frequently if an event occurs or conditions change that would more likely than not reduce the fair value of the reporting unit below the carrying value. We evaluate the recoverability of goodwill by estimating the future discounted cash flows of the businesses to which the goodwill relates. We use a rate corresponding to our cost of capital, risk adjusted where appropriate, in determining discounted cash flows. When estimated future discounted cash flows are less than the carrying value of the net assets (tangible and identifiable intangibles) and related goodwill, we perform an impairment test to measure the amount

COMMUNICATIONS SUPPLY HOLDINGS, INC. & SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
of the impairment loss if any. Impairment losses, limited to the carrying value of goodwill, represent the excess of the carrying amount of a reporting unit’s goodwill over the implied fair value of that goodwill. In determining the estimated future cash flows, we consider current and projected future levels of income based on management’s plans for that business, as well as business trends, prospects and market and economic conditions.
     SFAS No. 142 requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite. A trade name has been assigned an indefinite life as it was deemed that these trade names are currently anticipated to contribute cash flows to the Company indefinitely. Indefinite-lived intangible assets will not be amortized but are required to be evaluated at each reporting period to determine whether the indefinite useful life is appropriate.
     We review indefinite-lived intangibles for impairment annually and whenever market or business events indicate there may be a potential impact on that intangible. For the trade name, the fair value is compared to the book value. Our predominant method of approximating fair value in determining whether an impairment exists is the relief-from-royalty approach. Fair value is represented by the present value of hypothetical royalty income over the remaining useful life. If the carrying amount of the asset exceeds its fair value, an impairment loss is recorded in an amount equal to that excess.
     The Company completed its impairment tests as of December 30, 2005, and determined that no impairment exists.
Deferred Financing Costs
     Deferred financing costs are amortized using the straight-line method, which approximates the effective interest method, as additional interest expense over the term of the related debt.
     Total amortization of deferred financing costs was approximately $0.5 million, $0.3 million, and $1.5 million for the year ended December 30, 2005, the period ended December 31, 2004, and the period ended May 3, 2004, respectively.
Interest Rate Agreements
     The Company is exposed to the impact of fluctuating interest rates and may periodically utilize derivatives to manage this exposure. The Company’s hedging policy and strategy is to structure its derivative transactions to be highly effective cash flow hedges. In accordance with Statement of Financial Accounting Standards No. 133 (SFAS No. 133), Accounting for Derivative Instruments and Hedging Activities, any resulting gains or losses from hedge ineffectiveness are reflected directly in income or expenses. Net payments for the cash flow hedges are recorded as interest expense for the appropriate period. The Company does not enter into interest rate transactions for speculative purposes.
Revenue Recognition
     The Company recognizes sales when title transfers, which is upon shipment of product.
Shipping and Handling Costs
     Shipping and handling costs of approximately $9.6 million, $6.2 million, and $2.7 million are included in selling, general and administrative expenses in the statements of operations for the year ended December 30, 2005, the period ended December 31, 2004, and the period ended May 3, 2004, respectively. The Company records shipping and handling costs billed to customers in net sales.

COMMUNICATIONS SUPPLY HOLDINGS, INC. & SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Income Taxes
     Provision for income taxes includes deferred taxes resulting from temporary differences in determining income for financial and U.S. income tax purposes. In accordance with Statement of Financial Accounting Standards No. 109 (SFAS No. 109), Accounting for Income Taxes, the Company establishes temporary differences based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.
Stock-Based Compensation
     Under the provisions of Statement of Financial Accounting Standards (SFAS No. 123), Accounting for Stock-Based Compensation, and SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of SFAS No. 123, the Company has elected to continue to apply the intrinsic value method of Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees, and its related interpretations in accounting for its stock-based compensation plans. In accordance with APB 25, compensation cost for the Company’s fixed stock options issued were measured as the excess, if any, of the fair market price of the Company’s stock at the date of the grant over the option exercise price. Any excess would be charged to operations over the vesting period. Accordingly, because the options were granted at market value, no compensation expense has been recognized in the consolidated statements of operations for the stock option plans.
     Disclosure of pro forma information regarding net income is required by SFAS No. 123, and has been determined as if the Company has accounted for its stock options using SFAS No. 123. To value option grants in accordance with SFAS No. 123, the Company used the minimum value method. The following assumptions were utilized in the valuation for options granted.

	Successor		Predecessor
Period from
	Year	May 4, 2004	Period from
	Ended	through	December 27,
	December 30,	December 31,	2003 through
	2005	2004	May 3, 2004
Risk-free interest rate	4.26%	4.72%	4.00%
Expected dividend yield	—	—	—
Expected life of options	6 years	6 years	8 years
     The following table illustrates the effect on net income as if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation:

	Successor		Predecessor
		Period from
	Year	May 4, 2004	Period from
	Ended	through	December 27,
	December 30,	December 31,	2003 through
	2005	2004	May 3, 2004
		(In thousands)
Net income (loss), as reported	$6,018	$6,803	$(3,143)
Add stock-based compensation expense included in net income (loss), as reported, net of related tax effects	—	—	282
Less total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(28)	(17)	(557)

Pro forma net income (loss)	$5,990	$6,786	$(3,418)

COMMUNICATIONS SUPPLY HOLDINGS, INC. & SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     These pro forma effects of applying the provisions of SFAS No. 123 may not be representative of the net income of the Company in future years.
New Accounting Pronouncements
     In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123R (SFAS No. 123R), Share-Based Payment, which requires that the compensation cost relating to share-based payment transactions be recognized in financial statements based on alternative fair value models. The share-based compensation cost will be measured based on the fair value of the equity or liability instruments issued. Currently, the Company discloses pro forma compensation expense by calculating the stock option grants’ fair value using the minimum value method and disclosing the impact on earnings in a note to the consolidated financial statements. Upon adoption, pro forma disclosure will no longer be an alternative. The Company will begin to apply SFAS 123R using the most appropriate fair value model beginning in fiscal year 2006. The Company will no longer be able to apply the minimum value method and must, therefore, adopt the prospective application method allowed under SFAS No. 123R. The impact of adoption of SFAS No. 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future.
3. MERGER TRANSACTIONS AND ACQUISITIONS
     On May 3, 2004, CSC entered into a merger agreement (the Merger Agreement) with Holdings and its wholly owned subsidiary CSC Acquisition Inc. The Merger Agreement provided for the acquisition of all shares of CSC’s then-outstanding common stock, the redemption of all outstanding preferred stock and accumulated dividends, payments to holders of vested options and warrants, and the repayment of all debt outstanding.
     CSC Acquisition Inc. as then merged with, and into, CSC, with CSC continuing as a wholly owned subsidiary of Holdings. Holdings is controlled by affiliates of Harvest Partners, Inc. The completion of the aforementioned transactions constitutes the merger transaction (the Merger Transaction). Total consideration at the time of the close for the Merger Transaction was $204.9 million, which excludes $9.9 million of certain Merger Transaction related costs, including legal and investment banking fees, which have been classified as Merger Transaction expenses and interest expense in the Predecessor’s statement of operations for the period ended May 3, 2004.
     The Merger Transaction was financed by an $80.1 million investment in preferred stock of Holdings and a $9.0 million investment in the common stock of Holdings by affiliates of Harvest Partners, Inc., two minority co-investors, and management. Management’s investment included $5.1 million in the form of an exchange of a portion of management’s ownership in the Predecessor’s common stock. Additional financing was provided by the issuance of $41.0 million in senior subordinated notes due in 2011 and warrants and borrowings under a new $102.5 million senior secured credit facility, consisting of a $77.5 million term loan and a $25.0 million revolving credit facility, of which $7.55 million was drawn at the time of the Merger Transaction. In 2005, an additional $2.9 million was paid to the Sellers related to additional income tax benefits due them. This adjustment was treated as additional purchase price and was recorded as an adjustment to goodwill. In addition, goodwill was also adjusted based on a final valuation which resulted in the identification of certain intangible assets and an increase in the basis of certain fixed assets.

COMMUNICATIONS SUPPLY HOLDINGS, INC. & SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The Merger Transaction was accounted for using the purchase method of accounting. The purchase price, including the adjustments described above, was allocated to the assets acquired and liabilities assumed as shown below. The figures presented reflect the 2005 final purchase price allocation (in thousands).

Assets
Cash	$2,733
Accounts receivable	61,775
Inventory	49,811
Prepaid expenses and other	3,120
Property and equipment	7,566
Goodwill	95,249
Identifiable intangibles	43,150
Other noncurrent assets	1,206

Total assets required	$264,610

Liabilities
Accounts payable	$29,163
Accrued expenses	14,546
Deferred income taxes	13,105

Total liabilities assumed	$56,814

Net assets acquired	$207,796

     The primary factors that contributed to the purchase price resulting in the recognition of goodwill include:
•	The Company’s significant market presence as one of three national distributors of its product lines;

•	The Company’s experienced work force; and

•	The Company’s industry leading financial and operational performance.
4. PROPERTY AND EQUIPMENT
     Property and equipment are summarized as follows:

	December 30,	December 31,
	2005	2004
	(In thousands)
Machinery and computer equipment	$7,660	$4,546
Furniture and fixtures	1,244	646
Leasehold improvements	1,108	719
Construction in progress	92	136

	10,104	6,047
Less accumulated depreciation	(4,917)	(1,546)

	$5,187	$4,501

     The 2005 amounts reflect the final purchase price allocation related to the Company’s merger transaction (see Note 3).

COMMUNICATIONS SUPPLY HOLDINGS, INC. & SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
5. INTANGIBLE ASSETS
     The following table reflects the gross carrying value and accumulated amortization by asset class and is based upon the final purchase price allocation related to the Company’s merger transaction (see Note 3).

	December 30, 2005
	Gross		Net	Weighted-
	Carrying	Accumulated	Carrying	Average
	Value	Amortization	Value	Useful Life
	(In thousands, except weighted-average useful life)
Indefinite-lived intangible assets — trade name	$7,900	$—	$7,900	—
Supplier and customer relationships	35,000	(5,517)	29,483	13.1
Other	250	(93)	157	4.5

Total	$43,150	$(5,610)	$37,540

     The Company expects to record intangible amortization for each of the next fiscal years as follows:

2006	$5,573
2007	5,573
2008	2,622
2009	1,107
2010	1,107
6. GOODWILL
     The following table reflects the change in the carrying value of goodwill during the 2005 fiscal year:

December 30,
2005
(In thousands)
Carrying value of Goodwill as of December 31, 2004	$119,945
Additional purchase price paid	2,890
Effect of final purchase price allocation	(27,586)

Carrying value of Goodwill as of December 30, 2005	$95,249

7. LONG-TERM DEBT
     Long-term debt consists of the following:

	December 30,	December 31,
	2005	2004
	(In thousands)
Revolving credit facility (interest rates ranging from 7.25% to 9.25% at December 30, 2005)	$6,679	$3,530
Term loan (interest rates ranging from 6.10% to 9.75% at December 30, 2005)	72,656	75,562
Senior subordinated notes, net of original issuance discount of $1,278	41,077	40,264

	120,412	119,356
Less current portion	(1,494)	(2,906)

	$118,918	$116,450

COMMUNICATIONS SUPPLY HOLDINGS, INC. & SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Effective March 3, 2006, the Company replaced its revolving credit facility and term loan with a new credit agreement which provides for funding of up to $160 million. Borrowings under the new revolving credit facility are limited to $30.0 million, are subject to the amount of the Company’s eligible inventory, accounts receivable and uncleared check deposits, and expire on March 3, 2012, at which time all outstanding revolver borrowings are payable in full. Pursuant to the new term loan, $25 million relates to a delayed draw available only upon consummation of a pending transaction for which the Company has signed a Letter of Intent. The new term loan is due in quarterly installments of $262,500 on June 30, 2006, and $325,000 from September 30, 2006 through December 31, 2011, with a final payment of $122,587,500 due March 3, 2012. This assumes full borrowing under the delayed draw.
     In 2004, the Company issued and sold senior subordinated notes (the Subordinated Notes), warrants to purchase 141,696 shares of common stock, and warrants to purchase 12,614 shares of Preferred Stock to certain private investors for proceeds of $41.0 million. Those Subordinated Notes accrue interest at 14.0%, of which 12.0% is paid in cash on a quarterly basis and 2.0% is paid in-kind. Prepayments during the first five years since issuance are subject to a premium varying from 9% to 1% of the principal amount, which reduces each successive year. If the prepayment is due to a change of control, the premium is applicable for the first three years since issuance and range from 3% to 1%, which reduces each successive year. For the period ended December 30, 2005 and December 31, 2004, $1,168,000 and $542,000 of accumulated paid in-kind interest was accreted to the Subordinated Notes.
     The warrants issued in conjunction with the Subordinated Notes are exercisable at any time through May 2014 at $0.01 per share. The fair value of the warrants of $1.4 million reduced the carrying value of the Subordinated Notes and subsequently will be accreted to the principal value of $41.0 million through interest expense over the related term.
     Effective March 3, 2006, the Company also entered into an amended and restated Securities Purchase Agreement (the Amendment). Under the Amendment, the Company conditionally sold an additional $8 million of Subordinated Notes to existing note holders, the proceeds of which would be available only upon consummation of the pending transaction as noted above. The additional $8 million of Subordinated Notes would accrue interest at 12.5%, of which 11.0% would be paid in cash on a quarterly basis and 1.5% would be paid in-kind. Pursuant to the Amendment, the Subordinated Notes maturity date was modified to November 2012, at which time all amounts outstanding, including paid in-kind interest, are due.
     Borrowings made are collateralized by all of the Company’s assets. The credit agreement requires the Company, among other things, to meet certain financial covenants and maintain financial ratios in such amounts and for such periods as set forth therein, and also restricts the payment of dividends. Interest accrues at a rate primarily equal to the London Interbank Offered Rate (LIBOR) plus an applicable margin of 1.50% to 2.75%, which varies based upon the achievement of certain financial ratios. A commitment fee is payable quarterly based upon the unused portion of the revolver of 0.50% annually.

COMMUNICATIONS SUPPLY HOLDINGS, INC. & SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The current portion of long-term debt on the balance sheet, the debt maturity schedule noted below, and the terms as described above reflect the terms of the new credit agreement and Amendment as well as payments required under the terms of the previous agreements prior to March 3, 2006. Maturities of long-term debt outstanding at December 30, 2005, including the fully amortized original issue discount of $1.3 million on the Subordinated Notes, are as follows (in thousands):

Fiscal year ending
2006	$1,494
2007	1,050
2008	1,050
2009	1,050
2010	1,312
2011 and thereafter	115,734
     The Company may use interest rate swaps to reduce its exposure to adverse fluctuations in interest rates. In 2004, the Company entered into interest rate agreements that effectively fix or cap, for a period of time, the LIBOR component of the interest rate on a portion of its floating rate debt. These instruments, described further below, have been designated as cash flow hedges related to the Company’s floating rate term loan. There were no hedges or derivatives in place for the Predecessor periods presented herein.
     At December 30, 2005, the Company had two interest rate swap agreements outstanding with an aggregate notional amount of $18.8 million. These swap agreements obligate the Company to pay a fixed rate of approximately 3.85% through December 2007. At December 30, 2005, the Company had two interest rate cap agreements outstanding with an aggregate notional amount of $17.6 million. These cap agreements obligate the Company to receive payments to the extent that LIBOR exceeds 5.0%, through December 2007.
     At December 30, 2005, the fair market value of outstanding interest rate agreements was a $0.2 million asset and was included in other assets. The impact of the interest rate agreements was to increase interest expense by $0.2 million and $0.3 million for the year ended December 30, 2005 and the period May 4, 2004 through December 31, 2004, respectively.
8. COMMITMENTS AND CONTINGENCIES
Operating Leases
     The Company has operating leases covering various office, warehouse, and other equipment rentals. A certain number of thee are long-term operating leases which include rent escalation clauses. Most operating leases entered into for office and warehouse space contain renewal options. Future minimum lease payments for noncancelable operating leases as of December 30, 2005, are as follows (in thousands):

Fiscal year ending
2006	$3,980
2007	3,421
2008	3,258
2009	2,787
2010	2,054
2011 and thereafter	594

$16,094

     Rent expense for the year ended December 30, 2005, the period ended December 31, 2004, and the period ended May 3, 2004, totaled $4.4 million, $2.9 million, and $1.4 million, respectively.

COMMUNICATIONS SUPPLY HOLDINGS, INC. & SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
9. STOCKHOLDERS’ EQUITY
Redeemable Preferred Stock
     The Company has 804,459 shares of 8.0% Cumulative Redeemable Preferred Stock (the Preferred Stock) outstanding with a par value of $0.01 per share. Dividends on the Preferred Stock are cumulative and recorded when declared. For the periods ended December 30, 2005 and December 31, 2004, there were $10.6 million of dividends ($13.18 per share) and $4.3 million of dividends ($5.33 per share), respectively, in arrears. The Preferred Stock is nonvoting and redeemable at the option of the Company at the original issue price of $100 per share plus all accrued but unpaid dividends, which also represents the liquidation preference.
Notes Receivable from Stockholders
     The notes receivable from stockholders bear interest at 6% to 8% per annum, are repayable in various installments through 2009, and are secured by preferred stock and common shares held.
Stock-Based Compensation
Successor
     In May 2004, Holdings adopted the Communications Supply Holdings, Inc. 2004 Stock Incentive Plan (the Plan). The Compensation Committee of the Board of Directors of Holdings (the Committee) administers the Plan and selects eligible executives, employees, consultants, and directors of the Company to receive options. The Committee also will determine the number and type of shares of stock covered by options granted under the Plan, the terms under which options may be exercised, the exercise price of the options, and other terms and conditions of the options in accordance with the provisions of the Plan. If Holdings undergoes a change in control, as defined in the Plan, all outstanding time-based options become immediately exercisable, while the performance-based options may become immediately exercisable upon achievement of certain specified criteria described further below. The Committee may adjust outstanding options by substituting stock or other securities of any successor or another party to the change in control transaction, or cash out such outstanding options, in any such case, generally based on the consideration received by its stockholders in the transaction. Subject to particular limitations specified in the Plan, the Committee may amend or terminate the Plan. The Plan will terminate no later than ten years following its effective date; however, any options outstanding under the option plan will remain outstanding in accordance with their terms.
     The Company is authorized to issue an aggregate of 2,500,000 shares of common stock in connection with the Plan. Options were granted at fair market value on the grant date and are exercisable under varying terms for up to ten years. The options granted under the Plan include the following:
•	Options to purchase shares of Holdings’ common stock at the fair market value on the date of grant, which will vest 20% annually on each of the first five anniversaries of the grant date (time-based options;

•	Options to purchase shares of Holdings’ common stock at the fair market value on the date of grant which will vest upon the occurrence of a liquidity event, as defined in the Plan, and the achievement of two specified internal rate of return and absolute return thresholds on the funds invested by Harvest Partners, Inc., vesting 50% upon achieving the first threshold and 100% upon achieving the second threshold, as defined.

COMMUNICATIONS SUPPLY HOLDINGS, INC. & SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Stock option activity during the period May 4, 2004 through December 31, 2004 and the fiscal year ended December 30, 2005, is summarized below:

	December 30,		May 3, 2004 - December 31,
	2005		2004
		Weighted-		Weighted-
		Average		Average
		Exercise		Exercise
	Options	Price	Options	Price
Outstanding at beginning of year:	1,652,365	$1.00
Granted	43,620	$2.63	1,652,365	$1.00
Canceled/expired	(4,000)	$1.00	—	—

Outstanding at end of year	1,691,985	$1.04	1,652,365	$1.00

Exercisable at end of year	181,320	$1.00	—	—

Weighted-average fair value of options granted during the year	—	$0.59	—	$0.25

     Options outstanding and exercisable as of December 30, 2005, by price range:

		Outstanding		Exercisable
		Weighted-	Weighted-		Weighted-
		Average	Average		Average
		Remaining	Exercise		Exercise
Exercise Prices	Shares	Life in Years	Price	Shares	Price
$1.00	1,648,365	8.34	$1.00	181,320	$1.00
$2.63	43,620	9.60	$2.63	—

	1,691,985			181,320

Predecessor
     The Predecessor had granted options to purchase common stock to key employees of the Company under its 1996 Option Plan for Key Employees (the 1996 Plan). The Predecessor was authorized to issue an aggregate of 2,550,000 shares of common stock in connection with the 1996 Plan. The stock options vested after five to seven years and were exercisable over an eight- to ten-year period from original grant dates. The vesting of certain classes of options were subject to acceleration if certain financial performance criteria were met or upon a change in control.
     In connection with the Merger Transaction, all 1,847,463 exercisable options were exercised. The difference between the number of exercisable options at the time of the merger and the prior year end was due principally to the predetermined acceleration provisions of the Plan upon a change of control. The remaining outstanding options were canceled.

COMMUNICATIONS SUPPLY HOLDINGS, INC. & SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     A summary of the status of the 1996 Plan and changes during the year ended May 3, 2004, is as follows:

	2004
		Weighted-Average
	Options	Exercise Price
Outstanding at beginning of period Exercised	2,071,012	$2.80
Canceled/expired	(1,847,463)	2.58
Outstanding at end of period	(223,549)	4.62

	—	$—

Exercisable at end of period	—	$—

Weighted-average fair value of options granted during the period		$—

10. INCOME TAXES
     The significant components of the Company’s deferred tax assets and liabilities were as follows:

	As of December 30,	As of December 31,
	2005	2004
	(In thousands)
Deferred tax assets:
Reserve for slow-moving inventory	$2,288	$1,992
Allowance for doubtful accounts	691	772
Inventory capitalization — UNICAP	903	617
NOL carryforward	—	1,372
Other accrued liabilities	842	1,142
Other	310	170

Total deferred tax assets	5,034	6,065
Deferred tax liabilities:
Intangible assets	(11,661)	—
Tradename	(3,124)	—
Amortization of goodwill	(4,493)	(3,571)
Fixed asset depreciation	(576)	—

Total deferred tax liabilities	(19,854)	(3,571)

Net deferred tax assets (liabilities)	$(14,820)	$2,494

     As of December 31, 2004, the Company had an NOL carryforward in the amount of $3.5 million. This amount was fully utilized in 2005.

COMMUNICATIONS SUPPLY HOLDINGS, INC. & SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The components of the provision for (benefit from) income taxes are as follows:

		Period from	Period from
		May 4, 2004	December 27,
	Year Ended	through	2003 through
	December 30,	December 31,	May 3,
	2005	2004	2004
	(In thousands)
Current:
Federal	$4,595	$1,791	$—
State	947	445	—

	5,542	2,236	—
Deferred:
Federal	(708)	2,214	(1,345)
State	(152)	550	(334)

	(860)	2,764	(1,679)

	$4,682	$5,000	$(1,679)

     The Company’s effective tax rate differs from the 35% federal statutory rate primarily due to state income taxes in all periods and nondeductible merger expenses in the period ended May 3, 2004.
11. RELATED-PARTY TRANSACTIONS
Successor
     The Company has a management agreement with Harvest Partners, Inc., under which Harvest Partners, Inc. received a one-time fee of $4.0 million for structuring and executing the acquisition of the Company. This fee was considered additional purchase price. Additionally, Harvest Partners, Inc. receives an annual management fee of $750,000 for financial advisory and strategic planning services rendered to the Company. The agreement also provides for Harvest Partners, Inc. to receive a transaction fee in connection with any financings, acquisitions, or divestitures of the Company based upon a percentage of the applicable transaction. Management fees of $750,000 and $500,000 were incurred for the year ended December 30, 2005, and the period ended December 31, 2004, respectively. The Company also reimburses Harvest Partners, Inc. for all out-of-pocket expenses.
Predecessor
     The Predecessor had a management agreement with UBS Capital Partners. Pursuant to this agreement, fees totaling $25,000 were incurred for the period ended May 3, 2004.
12. PROFIT-SHARING PLAN
     The Company and its Predecessor maintain a defined-contribution 401(k) profit-sharing plan for the benefit of eligible employees. The plan is subject to the provisions of ERISA. Pursuant to plan provisions, each participant may elect to defer a portion of annual compensation subject to certain limitations. Contributions to the plan are determined at the discretion of the Board of Directors. Discretionary profit-sharing contribution expenses of $57,000 and $67,000, respectively, were recorded in the periods ended December 31, 2004 and May 3, 2004. In addition, discretionary matching contributions equal to a percentage of participant contributions totaled $596,000, $368,000, and $192,000 for the periods ended December 30, 2005, December 31, 2004, and May 3, 2004, respectively.

COMMUNICATIONS SUPPLY HOLDINGS, INC. & SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
13. CONTINGENT LIABILITIES
     The Company is involved in legal proceedings, which arise in the ordinary course of its business. While any litigation contains an element of uncertainty, the Company believes that the outcome of such proceedings will not have a material adverse effect on its operations or financial condition.
14. SUBSEQUENT EVENTS
     On March 3, 2006, the Company acquired all the assets of Calvert Wire and Cable Corporation, a privately held distributor of network infrastructure, and industrial wire and cable products. The purchase price was approximately $33.4 million. The acquisition will be accounted for using the purchase method of accounting and the purchase price will be allocated to the assets and liabilities acquired upon finalization of a pending valuation.
     On March 3, 2006, the Company also entered into various debt agreements including a new revolving credit facility, term loan and subordinated notes providing the Company with up to $160 million in funds as described in Note 7.

COMMUNICATION SUPPLY HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 30,
	2006	2005
	(Unaudited)
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$23	3,963
Accounts receivable, net of allowance of	111,491	72,335
$2,060 in 2006 and $1,746 in 2005 Inventory	85,386	59,667
Deferred income taxes	5,720	5,034
Prepaid expenses and other assets	6,635	9,302

Total current assets	209,255	150,301
Property and equipment, net	5,835	5,187
Intangible assets, net	59,375	37,540
Goodwill	126,819	95,249
Deferred financing costs, net of accumulated amortization of $2,579 in 2006 and $761 in 2005	2,399	2,515
Other assets	407	376

	$404,090	$291,168

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$50,675	31,885
Accrued expenses	22,779	15,712
Current portion of long-term debt	1,300	1,494

Total current liabilities	74,754	49,091
Deferred income taxes	27,389	19,854
Other non-current liabilities	617	—
Long-term debt, less current portion	138,216	77,841
Senior subordinated notes	49,812	41,077
Stockholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, 851,423 and 804,459 shares issued and outstanding in 2006 and 2005, respectively	8	8
Common stock, $0.01 par value, 15,000,000 shares authorized, 9,139,012 and 9,012,500 shares issued and outstanding in 2006 and 2005, respectively	91	90
Additional paid-in capital	96,014	90,787
Notes receivable from stockholders	(765)	(518)
Accumulated other comprehensive income	162	117
Retained earnings	17,792	12,821

	113,302	103,305

	$404,090	$291,168

The accompanying notes are an integral part of the condensed consolidated financial statements

COMMUNICATION SUPPLY HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME

	Six Months Ended
	June 30,	July 1,
	2006	2005
	(Unaudited)
	(Dollars in thousands)
Net Sales	$284,824	$207,815
Cost of sales	215,040	162,243

Gross Profit	69,784	45,572
Selling, general, and administrative expenses	46,547	31,381
Depreciation and amortization	5,228	1,116

Income from operations	18,009	13,075
Interest expense	9,520	6,036

Income before provision for income taxes	8,489	7,039
Provision for income taxes	3,518	2,745

Net income	4,971	4,294
Other comprehensive income, net of tax:
Fair value change in interest rate derivatives classified as cash flow hedges	45	—

Total Other Comprehensive Income	$5,016	$4,294

The accompanying notes are an integral part of the condensed consolidated financial statements

COMMUNICATION SUPPLY HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended
	June 30,	July 1,
	2006	2005
	(Unaudited)
	(Dollars in thousands)
Operating Activities
Net Income	$4,971	$4,294
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	5,228	1,088
Deferred income taxes	(1,750)	3,570
Amortization of deferred financing costs	1,819	228
Loss on sale of assets	10	8
Compensation expense recognized on stock options	—
Noncash interest accreted to subordinated notes	735	510
Changes in operating assets and liabilities:
Accounts Receivable	(21,305)	(208)
Inventory	(12,907)	(3,460)
Prepaid expenses and other assets	3,992	4,032
Accounts payable	8,565	(453)
Accrued Expenses	4,773	(4,758)

Net cash (used in) provided by operating activities	(5,869)	4,851
Investing Activities
Additions to property and equipment	(525)	(690)
Proceeds from sale of assets	5	47
Acquisitions, net of cash acquired	(69,011)	(3,542)

Net cash used in investing activities	(69,531)	(4,184)
Financing Activities
Issuance of stockholder’s notes receivable	(250)	—
Repayment of stockholder’s notes receivable	3	4
Proceeds from issuance of common stock	539	—
Repurchase and retirement of treasury stock	(160)	(10)
Proceeds from issuance of preferred stock	4,849	—
Proceeds from issuance of long-term debt	58,313	—
Proceeds from issuance of subordinated notes	8,000	—
Payment of deferred financing costs	(1,702)	—
Revolver credit facility net borrowings	3,099	210
Term loan payments	(1,231)	(1,938)

Net cash provided by (used in) financing activities	71,460	(1,734)

Net (decrease) in cash	(3,940)	(1,067)
Cash at beginning of period	3,963	2,219

Cash at end of period	$23	$1,152

The accompanying notes are an integral part of the condensed consolidated financial statements

COMMUNICATIONS SUPPLY HOLDINGS, INC. & SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
1. DEVELOPMENT AND DESCRIPTION OF BUSINESS
     CSC was incorporated in Connecticut in 1977 and is a leading national distributor of low voltage network infrastructure and industrial wire and cable supporting advanced connectivity for voice and data communications, access control, security surveillance, and building automation. CSC sells its products through its 32 distribution centers and sales offices located throughout the continental United States.
     Communications Supply Holdings, Inc. (“Holdings”) was incorporated in Delaware in 2004 for the purpose of acquiring and holding ownership of Communications Supply Corporation (“CSC”). Effective May 4, 2004, CSC became a wholly owned subsidiary of Holdings via a Merger Transaction.
     Holdings, on a consolidated basis with CSC, Calvert Wire & Cable Corporation and Liberty Wire and Cable, Inc. both acquired in 2006 (see Note 4) are collectively referred to herein as “the Company.”
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
     The consolidated financial statements of the Company include the accounts of Holdings and its wholly owned operating subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made in the prior year’s financial statements to conform to the current year presentation.
     The Company traditionally operates on a 52- to 53-week fiscal year ending on the last Friday in December.
Recent Accounting Pronouncements
     In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”). This statement clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. It prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. Consistent with its requirements, the Company will adopt FIN 48 for its fiscal year beginning December 31, 2006. The Company is in process of evaluating the effect that implementation of FIN 48 will have on its financial position, results of operations and cash flows.
Use of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
3. STOCKHOLDERS’ EQUITY
Redeemable Preferred Stock
     As of December 30, 2005 the Company had 804,459 shares of 8.0% Cumulative Redeemable Preferred Stock (the Preferred Stock) outstanding with a par value of $0.01 per share. During the first six months of 2006, the Company issued 48,492 shares which include 27,000 shares as purchase consideration for the acquisition of Calvert

COMMUNICATIONS SUPPLY HOLDINGS, INC. & SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Wire & Cable Corp, and repurchased 1,528 shares from former employees of the Company. Dividends on the Preferred Stock are cumulative and recorded when declared. For the periods ended June 30, 2006 and December 30, 2005 there were $14.1 million of dividends (14.24 per share) and $10.6 million of dividends ($13.18 per share), respectively, in arrears.
Common Stock
     As of December 30, 2005 the Company had 9,012,500 shares of Common Stock outstanding with a par value of $0.01 per share. During the first six months of 2006, the Company issued 143,680 shares which include 80,000 shares as purchase consideration for the acquisition of Calvert Wire & Cable Corp, and repurchased 17,168 shares from former employees of the Company.
Stock-Based Compensation
     In May 2004, Holdings adopted the Communications Supply Holdings, Inc. 2004 Stock Incentive Plan (the “Plan”). The Compensation Committee of the Board of Directors of Holdings (the “Committee”) administers the Plan and select eligible executives, employees, consultants, and directors of the Company to receive options. The Committee also will determine the number and type of shares of stock covered by options granted under the Plan, the terms under which options may be exercised, the exercise price of the options, and other terms and conditions of the options in accordance with the provisions of the Plan. If Holdings undergoes a change in control, as defined in the Plan, all outstanding time-based options become immediately exercisable, while the performance-based options may become immediately exercisable upon achievement of certain specified criteria described further below. The Committee may adjust outstanding options by substituting stock or other securities of any successor or another party to the change in control transaction, or cash out such outstanding options, in any such case, generally based on the consideration received by its stockholders in the transaction. Subject to particular limitations specified in the Plan, the Committee may amend or terminate the Plan. The Plan will terminate no later than ten years following its effective date; however, any options outstanding under the option plan will remain outstanding in accordance with their terms.
     The Company is authorized to issue an aggregate of 2,500,000 shares of common stock in connection with the Plan. Options were granted at fair market value on the grant date and are exercisable under varying terms for up to ten years. The options granted under the Plan include the following:
•	Options to purchase shares of Holdings’ common stock at the fair market value on the date of grant, which will vest 20% annually on each of the first five anniversaries of the grant date (time-based options);

•	Options to purchase shares of Holdings’ common stock at the fair market value on the date of grant which will vest upon the occurrence of a liquidity event, as defined in the Plan, and the achievement of two specified internal rate of return and absolute return thresholds on the funds invested by Harvest Partners, Inc., vesting 50% upon achieving the first threshold and 100% upon achieving the second threshold, as defined.
     In December 2004, The Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), Share Based Payment. SFAS 123(R) requires that all share-based payments to employees, including grants of employee stock options, be recognized in the financial statements at fair value on date of grant. Compensation cost is recognized over the service period for awards expected to vest.
     The Company adopted SFAS 123(R) on December 31, 2005 using the prospective transition method which requires nonpublic companies that had previously measured compensation costs under SFAS No. 123 using the minimum value method to continue to account for equity awards outstanding at the date of adoption in the same manner as they had been accounted for prior to adoption. For all awards granted, modified or settled after the date of

COMMUNICATIONS SUPPLY HOLDINGS, INC. & SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
adoption, the Company will recognize cost based on the grant-date fair market value estimated in accordance with the provisions of
SFAS 123(R).
     During the six months ended June 30, 2006 the Company granted 147,704 stock options to employees. The Black Scholes option-pricing model was used to estimate the fair value of these option awards using the following weighted average assumptions for the six months ended June 30, 2006:

Expected life of options	6 years
Volatility	42%
Risk-free rate	5.1%
Dividend Yield	—
     Expected Life of Options — The Company does not have an extensive historical experience with respect to exercise behavior for its options. The expected life of options was estimated on what was considered a reasonable estimate in relation to exercise behavior experienced by similar private-equity owned entities.
     Volatility — The Company does not have publicly traded equity and therefore does not have historical data regarding the volatility of its common stock. The expected volatility used for 2006 is based on volatility of similar entities, referred to as “guideline” companies.
     Risk-Free Rate — The risk-free interest rate is based on yields for the six year U.S. Treasury Bill.
     Dividend Yield — The dividend yield on the Company’s stock is assumed to be zero since the Company has not paid dividends and has no current plans to do so in the future.
     The resulting fair value of options issued during the first six months of 2006 was approximately $269,000 and will be amortized to expense on a straight line basis over the five year vesting period of the options. The compensation expense for the six months ended June 30, 2006 was insignificant.
     Prior to the adoption of SFAS 123(R), the Company elected to apply the intrinsic value method of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretations in accounting for its stock-based compensation plans. In accordance with the APB Opinion No. 25, compensation cost of stock options issued were measured as the excess, if any, of the quoted market price of the Company’s stock at the date of the grant over the option exercise price and was charged to operations over the vesting period. Accordingly, because the options were granted at market value, no compensation expense has been recognized in the consolidated statement of operations for the six months ended July 1, 2005.
     Disclosure of pro forma information regarding net income is required by SFAS 123 and has been determined as if the Company had accounted for its stock options using SFAS 123. To value these options in accordance with SFAS 123, the Company used the minimum value method. The resulting compensation expense had the Company applied the fair value recognition provisions of SFAS 123 was insignificant for the six months ended July 1, 2005.

COMMUNICATIONS SUPPLY HOLDINGS, INC. & SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The following table sets forth a summary of the stock option activity and related information during the six months ended June 30, 2006:

	June 30,
	2006
		Weighted-
		Average
		Exercise
	Options	Price
Outstanding as of December 30, 2005:	1,691,985	$1.04

Exercisable	181,320	$1.00
Non-vested	1,510,665	$1.05

Outstanding as of December 30, 2005:	1,691,985
Granted	348,553	$3.75
Canceled	(13,000)	$1.00
Outstanding as of June 30, 2006	2,027,538	$1.51
Exercisable as of June 30, 2006	359,450	$1.00
Non Vested	1,668,088	$1.62
Weighted-average fair value of options granted during the period	$1.82

     Options outstanding and exercisable as of June 30, 2006 and related information is outlined below:

	Outstanding			Exercisable
		Weighted-	Weighted-		Weighted-
		Average	Average		Average
		Remaining	Exercise		Exercise
Exercise Prices	Shares	Life in Years	Price	Shares	Price
$1.00	1,635,365	7.74	$1.00	359,450	$1.00
$2.63	43,620	9.00	$2.63	—
$3.75	348,553	9.81	$3.75	—
	2,027,538			359,450

     As of June 30, 2006, the intrinsic value of awards exercisable and awards unvested was approximately $988,500 and $3,553,000, respectively.
     The remaining unrecognized compensation cost related to unvested stock awards at June 30, 2006 was approximately $416,000 and the weighted-average period of time over which this cost will be recognized is 4.1 years.
4. ACQUISITIONS
Acquisition of Calvert Wire & Cable Corporation
     On March 3, 2006, the Company acquired all the assets of Calvert Wire & Cable Corporation (“Calvert”) a privately held distributor of communications infrastructure products, including cable, fiber optics, network electronics and industrial wire and cable headquartered in Cleveland, Ohio. The results of operations for Calvert have been included the Company’s operating results since March 3, 2006. Calvert provides strategic expansion for the company, particularly into the Ohio River Valley, as well as expanded product offerings for both Calvert and the Company’s customers.

COMMUNICATIONS SUPPLY HOLDINGS, INC. & SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The purchase price paid by the Company, including transaction related fees, was approximately $32.9 million. The purchase was funded primarily through the Company’s term loan facility as well as $3 million of common and preferred stock. Additional consideration may be paid to Calvert if certain performance targets are achieved as of the first and second anniversary date of the acquisition. If such performance targets are met, consideration paid will be treated as additional purchase price. The primary factors contributing to the recognition of goodwill from this transaction include Calvert’s significant strength in its geographic markets, strength of its management team, tenure and technical expertise of its sales force and strong financial and operating performance. The associated goodwill from this transaction is deductible for income tax purposes.
Acquisition of Liberty Wire & Cable, Inc.
     On May 5, 2006, the Company acquired all the outstanding stock of Liberty Wire & Cable, Inc. (“Liberty”) a privately held provider of connectivity and infrastructure products to both the residential and commercial professional audio/video markets. The acquisition gives the Company a strong platform within the growing residential and commercial audio, video and broadcast market segments. The results of operations for Liberty have been included in the Company’s operating results since May 5, 2006. The acquisition provides the Company with a complete product portfolio that supports network convergence; voice, data, security, and now audio/video solutions. Liberty is headquartered in Colorado Springs, Colorado.
     The purchase price paid by the Company, including transaction fees, was approximately $36.1 million. The purchase was funded through the Company’s term loan facility and the issuance of additional subordinated notes. Further consideration may be paid to Liberty management if certain performance targets are achieved. If such performance targets are met, consideration paid will be treated as additional purchase price. The primary factors contributing to the recognition of goodwill from this transaction include the company’s recognized industry leadership within the professional audio/video market, strength of its management team and experience of work force coupled with strong financial and operating performance.
     The acquisitions of Calvert and Liberty were accounted for under the purchase method of accounting in accordance with SFAS No. 141, Business Combinations. Accordingly, the purchase price has been allocated based on the fair value of assets acquired and liabilities assumed. The Company utilized an independent appraisal for the valuation of fixed and intangible assets acquired in theses transactions. The purchase price in excess of the fair market value of the net assets acquired was recorded as goodwill as of the effective date of the acquisitions.
     The allocation of assets acquired and liabilities assumed for the 2006 acquisitions is summarized below and is preliminary, pending the finalization of the Company’s independent valuations noted above and finalization of purchase price related to accounts receivable and inventory for the Calvert acquisition. The Company may invoke certain “puts” back to the prior Calvert ownership related to the receivables and inventory on hand as of the acquisition date. The purchase accounting is expected to be completed by the end of fiscal year 2006.

COMMUNICATIONS SUPPLY HOLDINGS, INC. & SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Calvert Wire &	Liberty Wire &
	Cable Corporation	Cable, Inc.
	(In thousands)
Assets
Cash	$49	$—
Accounts receivable	11,003	6,847
Inventory	6,354	6,458
Prepaid expenses and other	659	564
Property and equipment	385	1,369
Goodwill	15,295	16,162
Identifiable Intangibles	5,185	20,260
Deferred Income Taxes	18	192
Other noncurrent assets	—	11

Total assets acquired	$38,948	$51,863

Liabilities
Accounts payable	$4,433	$5,792
Accrued expenses	1,058	1,120
Deferred income taxes	—	8,678
Other noncurrent liabilities	525	145

Total liabilities assumed	$6,016	$15,735

Net assets acquired	$32,932	$36,128

5. IDENTIFIABLE INTANGIBLES
     The following table reflects the gross carrying value and accumulated amortization by asset class of identifiable intangibles:

	As of June 30, 2006
				Weighted
	Gross Carrying	Accumulated	Net Carrying	Average
	Value	Amortization	Value	Useful Life
		(In thousands)
Indefinite-lived intangible assets —
Tradenames	$21,500	$—	$21,500	—
Intangibles Subject to Amortization
Supplier relationships	$20,300	$(1,661)	$18,639	16.8
Customer relationships	25,700	(7,261)	18,439	3.7
Non-compete	775	(179)	596	2.6
Other	320	(119)	201	.6

Total	$68,595	$(9,220)	$59,375

COMMUNICATIONS SUPPLY HOLDINGS, INC. & SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The Company expects to record intangible amortization for the balance of 2006 and the next five fiscal years as follows (in thousands):

July 1, 2006 — December 29, 2006	$4,283
2007	$8,157
2008	$5,208
2009	$2,324
2010	$2,050
2011	$2,050
6. GOODWILL
     The following table reflects the change in the carrying value of goodwill during the period ended June 30, 2006 (in thousands):

Carrying Value of Goodwill as of December 30, 2005	$95,249
Acquisitions	31,570

Carrying Value of Goodwill as of June 30, 2006	$126,819

7. LONG-TERM DEBT
     Long-term debt consists of the following:

	June 30,	December 30,
	2006	2005
	(In thousands)
Revolving credit facility (interest rates ranging from 9.25% to 10.0% at June 30, 2006)	$9,778	$6,679
Term loan (interest rates ranging from 9.75% to 10.0% at June 30, 2006)	129,738	72,656
Senior subordinated notes, net of original issuance discount of $1,278	49,812	41,077

	189,328	120,412
Less current portion	(1,300)	(1,494)

	$188,028	$118,918

     Effective March 3, 2006, the Company replaced its revolving credit facility and term loan with a new credit agreement which provides for funding of up to $160 million. Borrowings under the new revolving credit facility are limited to $30.0 million, are subject to the amount of the Company’s eligible inventory, accounts receivable and uncleared check deposits, and expire on March 3, 2012, at which time all outstanding revolver borrowings are payable in full. The new term loan is due in quarterly installments of $325,000 from September 30, 2006 through December 31, 2011 with final payment of $122,587,500 due March 3, 2012.
     In 2004, the Company issued and sold senior subordinated notes (the “Subordinated Notes”), warrants to purchase 141,696 shares of common stock, and warrants to purchase 12,614 shares of Preferred Stock to certain private investors for proceeds of $41.0 million. These Subordinated Notes accrue interest at 14.0%, of which 12.0% is paid in cash on a quarterly basis and 2.0% is paid-in-kind. Prepayments during the first five years since issuance are subject to a premium varying from 9% to 1% of the principal amount, which reduces each successive year. If the prepayment is due to a change of control, the premium is applicable for the first three years since issuance and range from 3% to 1%, which reduces each successive year. For the period

COMMUNICATIONS SUPPLY HOLDINGS, INC. & SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
ended June 30, 2006 and December 30, 2005, $654,027 and $1,168,000 of accumulated paid-in-kind interest was accreted to the Subordinated Notes.
     The warrants issued in conjunction with the Subordinated Notes are exercisable at any time through May 2014 at $0.01 per share. The fair value of the warrants of $1.4 million reduced the carrying value of the Subordinated Notes and subsequently will be accreted to the principal value of $41.0 million through interest expense over the related term.
     Effective March 3, 2006, The Company also entered into an amended and restated Securities Purchase Agreement (the “Amendment”). Under the Amendment, the Company conditionally sold an additional $8 million of Subordinated Notes to existing note holders, the proceeds of which would be available only upon consummation of the pending transaction as described above. The additional $8 million of Subordinated Notes would accrue interest at 12.5% of which 11.0% would be paid in cash on a quarterly basis and 1.5% would be paid-in-kind. Pursuant to the Amendment, the Subordinated Notes maturity date was modified to November 2012, at which time all amounts outstanding, including paid-in-kind interest, are due.
     Borrowings made are collateralized by all of the Company’s assets. The credit agreement requires the Company, among other things, to meet certain financial covenants and maintain financial ratios in such amounts and for such periods as set forth therein, and also restricts the payment of dividends. Interest accrues at a rate primarily equal to the London Interbank Offered Rate (LIBOR) plus an applicable margin of 1.50% to 2.75%, which varies based upon the achievement of certain financial ratios. A commitment fee is payable quarterly based upon the unused portion of the revolver of 0.50% annually.
     The current portion of long-term debt on the balance sheet, the debt maturity schedule noted below, and the terms as described above reflect the terms of the new credit agreement and Amendment as well as payments required under the terms of the previous agreements prior to March 3, 2006.
     The Company may use interest rate swaps to reduce its exposure to adverse fluctuations in interest rates. The Company has entered into interest rate agreements that effectively fix the LIBOR component of the interest rate on a portion of its floating rate debt interest rates, within a certain range for a designated period of time.
     At June 30, 2006, the company had two interest rate swap agreements outstanding with an aggregate notional of $38.9 million. These swap agreements obligate the Company to pay a weighted average fixed rate of approximately 5.28% through June 30, 2009. At June 30, collar agreements outstanding both with notional of approximately $25.9 million. These collar agreements, which extend through December 2009, obligate the Company to receive payments to the extent that LIBOR exceeds 6.00% and make payments to the extent the LIBOR rate falls below a range of 3.375% — 5.020%.
     At June 30, 2006, the fair market value of outstanding interest rate derivative agreements was $0.2 million.
     Total amortization of deferred financing costs was approximately $1.8 million and $0.2 million, for the six months ended June 30, 2006 and July 1, 2005, respectively. The six months ended June 30, 2006 includes the write-off of deferred financing costs totaling $1.6 million related to the Company’s prior credit facility.
8. INCOME TAXES
     The Company’s effective income tax rate differs from the 35% U.S. federal statutory rate principally due to state income taxes and permanent differences.

COMMUNICATIONS SUPPLY HOLDINGS, INC. & SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
9. RELATED-PARTY TRANSACTIONS
     The Company has a management agreement with Harvest Partners, LLC (“Harvest”). Pursuant to this agreement Harvest receives an annual management fee of $750,000 for financial advisory and strategic planning services rendered to the Company. The agreement also provides for Harvest to receive a transaction fee in connection with any financings, acquisitions, or divestitures of the Company. Management fees of $375,000 were incurred and paid during the six months ended June 30, 2006 and July 1, 2005. Additionally, Harvest was paid $1.3 million during the six months ended June 30, 2006 related to the execution of the Company’s new term and revolving credit facility and subordinated debt as well as advisory and strategic planning services provided in conjunction with the Calvert and Liberty acquisitions. The Company also reimburses Harvest for out-of-pocket expenses.
     The Company paid $1.1 million to Shea & Associates, Inc. for strategic consulting services provided in conjunction with the acquisitions of Calvert Wire & Cable Corporation and Liberty Wire & Cable, Inc. The principal of Shea & Associates, Inc. is a shareholder of the Company.
     The company leases its Brook Park, Ohio and Akron, Ohio warehouse and office facilities for its Calvert subsidiary the landlords of which are entities controlled by the President of Calvert or related family members. The lease costs are at a market cost. The Company paid approximately $133,000 for the lease of these facilities from March 3, 2006, the date of the Calvert acquisition, through June 30, 2006.
10. CONTINGENT LIABILITIES
     The Company is involved in legal proceedings, which arise in the ordinary course of its business. While any litigation contains an element of uncertainty, the Company believes that the outcome of such proceedings will not have a material adverse effect on its operations or financial condition.
11. SUBSEQUENT EVENTS
     On October 3, 2006, the Company announced that Harvest, the Company’s principal owners and stockholders’ representative had entered into a definitive agreement with WESCO Distribution, Inc. (“WESCO”) whereby WESCO would acquire the Company from Harvest. The transaction is subject to certain conditions including regulatory approvals required under the Hart-Scott-Rodino Act. The transaction is expected to close in early November.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
     The following unaudited pro forma condensed combined financial information gives effect to the acquisition by WESCO International, Inc. (“WESCO”) of Communications Supply Corporation (“CSC”), which is expected to be completed by November 3, 2006, and the previously announced offering of convertible debentures, as if the acquisition and the offering were completed on June 30, 2006 with respect to the balance sheet data and on January 1, 2005 with respect to the statement of income data. The following unaudited pro forma condensed combined financial information is derived from the historical financial statements of WESCO and CSC and should be read in conjunction with their respective consolidated financial statements, including the notes thereto. The pro forma adjustments are based upon available information and certain assumptions that WESCO considers reasonable. The following unaudited pro forma condensed combined financial information has been prepared for informational purposes only and does not purport to be indicative of the actual results of operation of the combined enterprise if the acquisition had actually occurred on the dates indicated or what may result in the future.
     WESCO has a December 31 fiscal year end and CSC operates on a 52 to 53 week fiscal year ending on the last Friday in December. The following unaudited pro forma condensed combined financial information includes: (i) an unaudited pro forma condensed combined balance sheet as of June 30, 2006; (ii) an unaudited pro forma condensed combined statement of income for the six months ended June 30, 2006; and (iii) an unaudited pro forma condensed combined statement of income for the year ended December 31, 2005.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
JUNE 30, 2006

	Historical	Historical			Pro Forma
	WESCO	CSC			Combined
	June 30, 2006(a)	June 30, 2006(b)	Adjustments	Notes	June 30, 2006
	(In thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$37,823	$23	$(9,023)	e, s	$28,823
Accounts receivables, net	386,189	111,491	(110,000)	d	387,680
Other accounts receivable	22,104	—	—		22,104
Inventories, net	536,249	85,386	—		621,635
Current deferred income taxes	15,384	5,720	—		21,104
Income taxes receivable	10,287	—	—		10,287
Prepaid expenses and other current assets	9,535	6,635	—		16,170

Total current assets	1,017,571	209,255	(119,023)		1,107,803
Property buildings and equipment, net:	104,373	5,835	—		110,208
Intangible assets, net	81,082	59,375	(59,375)	e
			148,000	c	229,082
Goodwill	550,830	126,819	(126,819)	e
			261,221	c
			21,095	g	833,146
Other assets	12,078	2,806	6,601	f, s	21,485

Total assets	$1,765,934	$404,090	$131,700		$2,301,724

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$610,816	$50,675	—		$661,491
Accrued payroll and benefit costs	37,120	—	—		37,120
Current portion of long-term debt	5,663	1,300	(1,300)	f
		—	25,000	d	30,663
Deferred acquisition payable	4,632	—	—		4,632
Other current liabilities	40,323	22,779	(1,765)	f	61,337

Total current liabilities	698,554	74,754	21,935		795,243
Long-term debt	349,122	188,028	(188,028)	f
			390,000	d	739,122
Other noncurrent liabilities	11,337	617	—		11,954
Deferred income taxes	77,119	27,389	21,095	g	125,603

Total liabilities	1,136,132	290,788	245,002		1,671,922
Stockholders’ Equity:
Preferred Stock	—	8	(8)	e
Common stock	531	91	(91)	e	531
Class B nonvoting convertible common stock	43	—	—		43
Additional paid-in capital	749,158	96,014	(96,014)	e	749,158
Notes receivable from stockholders		(765)	765	e
Retained earnings (deficit)	(68,704)	17,792	(17,792)	e	(68,704)
Treasury stock	(67,769)	—	—		(67,769)
Accumulated other comprehensive income	16,543	162	(162)	e	16,543

Total stockholders’ equity	629,802	113,302	(113,302)		629,802

Total liabilities and shareholders’ equity	$1,765,934	$404,090	$131,700		$2,301,724

See notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2006

					Pro Forma
	Historical	Historical			Combined
	WESCO	CSC			For the Six
	For the Six	For the Six			Months Ending
	Months Ending	Months Ending			June 30,
	June 30, 2006(h)	June 30, 2006(i)	Adjustments	Notes	2006
	(In thousands, except share and per share data)
Net sales	$2,601,484	$284,824	—		$2,886,308
Cost of goods sold	2,077,825	215,040	—		2,292,865

Gross profit	523,659	69,784	—		593,443
Selling, general and administrative expenses	339,410	46,547	—		385,957
Depreciation and amortization	12,596	5,228	(3,610)	o
			4,000	p	18,214

Income from operations	171,653	18,009	(390)		189,272
Interest expense, net	12,006	9,520	(9,520)	l
			11,163	m
			225	n	23,394
Other expenses (income)	11,323	—	—		11,323

Income before income taxes	148,324	8,489	(2,258)		154,556
Provision for income taxes	48,696	3,518	(842)	r	51,372

Net income	$99,628	$4,971	$(1,415)		$103,184

Earnings Per Share:
Weighted average common shares outstanding used in computing basic earnings per share	48,334,545				48,334,545
Basic earnings per share	$2.06				$2.13
Weighted average common shares outstanding including common shares issuable upon exercise of dilutive stock options used in computing diluted earnings per share	52,124,312				52,124,312
Diluted earnings per share	$1.91				$1.98
See notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2005

	Historical	Historical			Pro Forma
	WESCO	CSC			Combined
	For the Year Ending	For the Year Ending			For the Year Ending
	December 31, 2005(j)	December 30, 2005(k)	Adjustments	Note	December 31, 2005
	(In thousands, except share and per share data)
Net sales	$4,421,103	$430,671	—		$4,851,774
Cost of goods sold	3,580,398	326,526	—		3,906,924

Gross profit	840,705	104,145	—		944,850
Selling, general and administrative expenses	612,780	72,184	28	q	684,992
Depreciation and amortization	18,639	9,007	(5,610)	o
			8,000	p	30,036

Income from operations	209,286	22,954	(2,418)		229,822
Interest expense, net	30,183	12,254	(12,254)	l
			22,325	m
			450	n	52,958
Loss on debt extinguishment, net	14,914	—	—		14,914
Other expenses (income)	13,305	—	—		13,305

Income before income taxes	150,884	10,700	(12,939)		148,645
Provision for income taxes	47,358	4,682	(4,762)	r	47,278

Net income	$103,526	$6,018	$(8,177)		$101,367

Earnings Per Share:
Weighted average common shares outstanding used in computing basic earnings per share	47,085,524				47,085,524
Basic earnings per share	$2.20				$2.15
Weighted average common shares outstanding including common shares issuable upon exercise of dilutive stock options used in computing diluted earnings per share	49,238,436				49,238,436
Diluted earnings per share	$2.10				$2.06
See notes to unaudited pro forma condensed combined financial statements.

WESCO International, Inc.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1. BASIS OF PRESENTATION
     The Unaudited Pro Forma Condensed Combined Financial Information has been prepared using the purchase method of accounting as if the transaction had been completed as of January 1, 2005 for purposes of the Unaudited Pro Forma Condensed Combined Statements of Income and on June 30, 2006 for the purposes of the Unaudited Pro Forma Condensed Combined Balance Sheet.
     WESCO’s fiscal year end is December 31 and CSC operates on a 52 to 53 week fiscal year ending on the last Friday in December which the latest is December 30, 2005. The Unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with the separate historical Consolidated Financial Statements and accompanying notes included in WESCO’s Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Reports on Form 10-Q for the three and six months ended March 31, 2006 and June 30, 2006 and CSC audited financial statements for the year ended December 30, 2005 and the Unaudited Condensed Consolidated Financial Statements for the six months ended June 30, 2006. The Unaudited Pro Forma Condensed Combined Financial Information is not intended to be indicative of the consolidated results of operations or the financial condition of WESCO that would have been reported had the merger been completed as of the dates presented and should not be taken as representative of the future consolidated results of operations or financial condition of WESCO. The accompanying Unaudited Pro Forma Condensed Combined Financial Information is presented in accordance with Article 11 of the U.S. Securities and Exchange Commission Regulation S-X.
     Under the purchase method of accounting, the purchase price is allocated to the underlying assets acquired and liabilities assumed based on their representative fair market values, with any excess purchase price allocated to goodwill. The pro forma purchase price allocation has been derived from estimates of the fair market value of the tangible and intangible assets and liabilities of CSC based upon WESCO management’s estimates using valuation techniques. Certain assumptions have been made with respect to the fair market value of identifiable intangible assets as more fully described in the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information. The total purchase price of CSC has been allocated on a preliminary basis to identifiable assets acquired and liabilities assumed based upon valuation procedures performed to date. This allocation is subject to change pending a final analysis of the total purchase price paid, including the direct costs of the acquisition and the estimated fair value of the assets acquired and liabilities assumed.
     The Unaudited Pro Forma Condensed Combined Financial Information does not reflect any effect of operating efficiencies, cost savings, and other benefits anticipated by WESCO’s management as a result of the merger. Additionally, certain integration costs may be recorded subsequent to the merger that under purchase accounting will not be treated as part of the CSC purchase price. These costs have not been reflected in these Unaudited Pro Forma Condensed Statements of Income because they are not expected to have a continuing impact on the combined results.
2. PRO FORMA ADJUSTMENTS
     The pro forma adjustments give effect to the acquisition of CSC by WESCO.
Balance Sheet-As of June 30, 2006
     (a) Derived from the unaudited WESCO condensed consolidated balance sheet as of June 30, 2006.
     (b) Derived from the unaudited CSC consolidated balance sheet as of June 30, 2006.

\

WESCO International, Inc.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION — (Continued)
     (c) The following table summarizes the estimated allocation of the purchase price for CSC and the pro forma adjustments to record goodwill:

	As of	Estimated	Annual
	June 30, 2006	Useful Life	Amortization
	(In thousands, except estimated useful life)
Historical value of assets and liabilities assumed:
Accounts receivables, net	$111,491
Inventories, net	85,386
Current deferred income taxes	5,720
Other current assets	6,635
Property and equipment	5,835
Other long-term assets	407
Current liabilities assumed	(71,689)
Deferred income taxes	(27,389)
Other long-term liabilities assumed	(617)

Total historical value of assets and liabilities assumed	115,779

Identifiable intangibles at fair value:
Customer relationships	90,000	15 years	$6,000
Supplier relationships	24,000	12 years	2,000
Tradename / trademarks	34,000	Indefinite

Total identifiable intangibles:	148,000

Net fair value assigned to assets acquired and liabilities assumed	263,779
Goodwill	261,221

Total purchase price	$525,000		$8,000

     The allocation of purchase price to identifiable intangibles at fair value is preliminary and can change upon completion of the analysis. A $5 million reduction in the amount of customer relationships would cause a reduction in annual amortization of approximately $330,000. A one-year reduction in the useful life of customer relationships would result in an increase of annual amortization of approximately $429,000. A $5 million reduction in the amount of supplier relationships would cause a reduction in annual amortization of approximately $417,000. A one-year reduction in the useful life of supplier relationships would result in an increase of annual amortization of approximately $182,000.
     (d) The following represents a summary of the purchase price consideration:

			Accounts
	2.0% Convertible Senior		Receivable
	Debentures Due 2026	Revolving Credit	Securitization	Total
	(In thousands, except percentages)
Principal	$250,000	$165,000	$110,000	$525,000
Interest rate	2.000%	6.500%	6.000%
Current	—	$25,000	—	$25,000

WESCO International, Inc.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION — (Continued)
     For purposes of preparing the pro forma financial information, an interest rate of 2.0% is assumed for the Convertible Senior Debentures due 2026 issued in this offering.
     Deferred financing fees related to the issuance of 2.0% Convertible Senior Debentures due 2026 are estimated to be $9 million resulting in net proceeds of $241 million. Amortization of the deferred financing fees is over 240 months and $450,000 annually.
     (e) Reflects elimination of the CSC goodwill, intangibles, cash and equity not assumed in the acquisition.
     (f) Reflects elimination of CSC bank debt and related deferred financing fees and accrued interest as follows:

	Balance
	As of	Deferred	Accrued
Debt	June 30, 2006	Financing Fees	Interest
	(In thousands)
Revolving bank loan	$9,778
Term loan	129,738
Senior subordinated notes	49,812

Total	189,328
Less current portion	1,300

Long-term portion	$188,028	$2,399	$1,765

     (g) To record adjustments for deferred tax assets related to identified intangible assets:

			Deferred Tax
	Preliminary	Statutory	Asset
	Fair Value	Tax Rate	(Liability)
	(In thousands, except percentages)
Long term deferred taxes
Intangible assets
Customer relationships	$90,000	37.30%	$(33,570)
Supplier relationships	24,000	37.30%	(8,952)
Tradename / Trademarks	34,000		—

Subtotal long term deferred taxes			(42,522)
Deferred tax liability on CSC carry-over basis			21,427

Incremental deferred tax liability			$(21,095)

Unaudited Pro Forma Condensed Statements of Income
     (h) Derived from the unaudited WESCO consolidated statement of income for the six months ended June 30, 2006.
     (i) Derived from the unaudited CSC consolidated statement of income for the six months ended June 30, 2006.
     (j) Derived from the audited WESCO consolidated statement of income for the year ended December 31, 2005.
     (k) Derived from the audited CSC consolidated statement of income for the year ended December 30, 2005.

WESCO International, Inc.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION — (Continued)
     (l) Reflects elimination of interest expense related to CSC debt being eliminated at acquisition.
     (m) Reflects interest on the purchase related borrowings as follows:

			Accounts
	2.0% Convertible Senior	Revolving Credit	Receivable
	Debentures Due 2026	Facility	Securitization	Total
	(In thousands)
For the year ended December 31, 2005	$5,000	$10,725	$6,600	$22,325
For the six months ended June 30, 2006	$2,500	$5,363	$3,300	$11,163
     For purposes of preparing the pro forma financial information, an interest rate of 2.0% is assumed for the Convertible Senior Debentures due 2026 in this offering.
     (n) Reflects amortization on the purchase related borrowings deferred financing fees as follows (in thousands):

For the year ended December 31, 2005	$450
For the six months ended June 30, 2006	$225
     (o) Reflects elimination of amortization of intangibles related to CSC as follows (in thousands):

For the year ended December 30, 2005	$5,610
For the six months ended June 30, 2006	$3,610
     (p) Reflects amortization of intangibles related to the acquisition of CSC as follows (in thousands):

For the year ended December 31, 2005	$8,000
For the six months ended June 30, 2006	$4,000
     (q) Reflects adjustment for fair value based method of accounting for CSC stock based awards (FAS 123):

For the Year Ended
Ended December 31,
2005
(In thousands)
Share Based Options Not Expensed	$28
     (r) Reflects income taxes on the related pro forma adjustments based on the then statutory tax rate as follows:

	For the Year	For the Six Months
	Ended December 31,	Ended June 30,
	2005	2006
	(In thousands, except percentages)
Statutory rate	36.8%	37.3%
Income taxes related to pro forma adjustments	$(4,762)	$(842)
     (s) Reflects deferred financing fees as follows (in thousands):

2.0% Convertible Senior Debenture Initial Purchase Discount	$6,025
Other offering fees	2,975

Total	$9,000

(d) Exhibits

Exhibit 2.1	Agreement and Plan of Merger, dated October 2, 2006, by and among WESCO Distribution, Inc., WESCO Voltage, Inc., Communications Supply Holdings, Inc. and Harvest Partners, LLC, as Stockholders’ Representative (filed herewith).

Exhibit 4.1	Indenture, dated November 2, 2006, by and among WESCO International, Inc., WESCO Distribution, Inc. and The Bank of New York, as trustee, relating to WESCO International, Inc.’s 1.75% Convertible Senior Debentures due 2026 (filed herewith).

Exhibit 4.2	Registration Rights Agreement, dated November 2, 2006, by and among WESCO International, Inc., WESCO Distribution, Inc. and Lehman Brothers Inc., as representative of the initial purchasers named therein, relating to WESCO International, Inc.’s 1.75% Convertible Senior Debentures due 2026 (filed herewith).

Exhibit 4.3	Form of 1.75% Convertible Senior Debenture due 2026 (included in Exhibit 4.1).

Exhibit 23.1	Consent of Ernst & Young LLP (filed herewith).

Exhibit 99.1	Press Release dated November 6, 2006 (filed herewith).

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESCO INTERNATIONAL, INC.
By:	/s/ Stephen A. Van Oss
Stephen A. Van Oss
Senior Vice President and Chief Financial and Administrative Officer

Dated: November 8, 2006